Exhibit 99.2

FINAL TRANSCRIPT

Feb. 08. 2011 / 9:30PM, VTSS.PK - Q1 2011 Vitesse Semiconductor Earnings Conference Call

CORPORATE PARTICIPANTS

Rich Yonker

Vitesse Semiconductor - CFO

Chris Gardner

Vitesse Semiconductor - Pres., CEO

CONFERENCE CALL PARTICIPANTS

Krishna Shankar

Thinkequity - Analyst

Dave King

B. Riley & Company - Analyst

Sandy Harrison

Signal Hill - Analyst

Quinn Bolton

Needham & Company - Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to the Q1 fiscal year 2011 quarterly results conference call. (Operator Instructions) Thank you. Mr. Chris Gardner, CEO of Vitesse Semiconductor Corporation, you may begin your conference.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Thank you. Good afternoon and welcome to our earnings call to review our recently released financials for the first fiscal quarter 2011. Press release announcing our results was issued today and can be found on our website at www.vitesse.com and complete financial information for the quarter and the Form 10-K for fiscal year 2010 are also available on our website. I’m here today with Rich Yonker, our CFO.

Before we begin I’d like to point out that during the course of this conference call we will be making various remarks about future expectations, plans and prospects for the Company that constitute forward-looking statements for purposes of the Safe Harbor provisions under section 21 E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties including risks and uncertainties that are detailed in the Company’s SEC filings. For further information about these risks and uncertainties, please read the Company’s SEC filings including our annual report Form 10-K for the year September 30, 2010. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this conference call. Furthermore, the Company is under no obligation to and expressly disclaims any obligation to update or alter any of the forward-looking statements contained in this call where there is the result of new information further events or otherwise unless required to do so by law.

Before I move onto the results for the quarter I’d like to provide you an update on a few items. First, we held our annual meeting of stockholders as scheduled on January 19. Thank you for those who joined us. We received approval on all three proposals and the proxy, final vote results were filed in an 8-K on January 24, and are available on our website. Second, an update on our senior debt with Whitebox. As you may have seen we paid down $8 million of this debt on January 18, using some of our cash. On February 4, just last Friday, we completed a restructuring in the remaining portion of this debt. We believe it is a good

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solution to extending the terms of the senior debt to 2014 which was previously due in October 2011. It reduces our interest expense by almost $1.9 million per year and provides the Company with improved flexibility and strengthens our balance sheet.

We are also pleased to see an existing shareholder demonstrate confidence in the Company by taking a convertible security in exchange for portions of the senior note. Rich will walk you through the details in a minute. Third, in the quarter, there was news from the SEC and DOJ on the pending case against the Company and former executives. With regard to the Company this was not new news, this was the SEC’s announcement of the settlement that we had made and reported in June 2009. Company is subject to a $3 million fine which was accrued on our financial statements back in that timeframe. You will see that we’ve now moved $3 million to restricted cash to pay this settlement. As part of the action, several former executives of the Company were charged. None of the employees have been associated with the Company since 2006. I will remind you that part of the settlement of our shareholder and derivative litigation, these employees negotiated away their indemnification rights and Vitesse is not liable for their legal expenses. We do however expect to incur some legal costs related to this matter.

Finally, we’ve maturely completed the application process for our re-listing on NASDAQ. We are in the review process now, we are hopeful that we will handily beat the goal of the end of March that we set in our last call. With that, let me turn it over to Rich who will give you the financial results for the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. Before reviewing the highlights of the Q1 for fiscal year 2011, which ended December 31, 2010, I would like to provide you with the details of the refinancing the senior debt. On January 18, we paid down the debt by $8 million and on February 4, 2011, we completed the restructuring of the debt which resulted in two separate term loans of equal amounts but with separate terms and conditions.

Term A which is straight debt, has an interest rate of 10.5%. Term B which is a convertible debt at $4.95 per share which is based on the average trade rate 20 days prior to the agreement, and it has an interest rate of 8%. Both terms have a principal amount of $9.4 million, and the maturity dates are in 2014. Term A is in February 2014 and Term B is in October 2014. Vitesse can call the Term A loan until August 2011, and the Term B loan is callable after October 2001.

The combined interest payments are approximately $450,000 lower per quarter than the prior senior debt facility. In summary, the debt restructuring benefits are all the debt is accounted for as long-term debt, is not due until 2014, debt service for the interest payments is significantly reduced and finally, the overall strengthening of our balance sheet.

Now onto the results for Q1 2011. First the income statement. Total revenue was within guidance at $37.7 million. Product margins exceeded the upper end of the guidance range at 62% due to favorable manufacturing variances. $0.4 million of fully reserve products were sold at zero cost. And $0.5 million of reallocation of fixed cost from cost of revenue to SG&A expense due to the outsourcing of our test processes. The investment in inventory build over the last six months resulted in a short-term favorable impact to product margins. Conversely, as we draw down inventory to return to normal operating inventory turns, it would result in short-term unfavorable impact to product margins. The net impact to product margins for the year will be close to zero as we expect to be at or slightly above the upper end of our product margin long-term goal of 55% to 60% as a percent of revenue.

R&D expenses in Q1 were $14.4 million which is a bit higher than planned due to a new product mass set which was ahead of schedule. Also, SG&A expenses for Q1 were $10.5 million, which was higher than planned due to $0.4 million of legal fees mainly due to the NASDAQ re-listing and approximately $0.8 million in reallocation of cost. That $0.8 million is made up of $0.5 million of fixed cost from cost to revenues due to the outsourcing of our test processes and $0.3 million reallocated from R&D. In total, operating expenses were $1.5 million higher than guidance.

In Q1 the Company had an operating loss of $1.7 million which included $1 million of depreciation amortization, $0.7 million of share based compensation, In Q1, the non-GAAP net loss from operations was $0.8 million, and it’s net of adjustments for stock-based compensation and amortization of intangible assets. Our GAAP net loss for Q1 was $7.7 million and the non-GAAP net loss was $3.4 million or $0.04 loss per share in addition to the adjustment for the loss on the non-cash embedded derivative expense of $3.5 million. As a result of the 2014 debenture. $0.04 (sic - see press release) loss per share in non-GAAP net loss.

Next the balance sheet highlights for Q1 2011 the cash balance at the end of Q1 was $28.9 million which was a decrease of $9.2 million from prior quarter and was due to accounts payable and accrued expenses decreasing $6.5 million due to inventory purchases related to the prior quarter, material supply constraints, and the twice a year payment of the 2014 debenture interest. $3 million was moved from restricted cash upon its transfer to a trust account in anticipation of the payment of the SEC settlement.

Inventory remained flat at $27 million as a reminder, the Company is on a sell through model and the inventory at our channel partners accounted for on the Company’s balance sheet. We are really encouraged by the resolution of the senior debt. By investing $8 million of our cash we are able to significantly reduce our debt service, extend the maturity date on all debt to 2014, and to continue to strengthen the balance sheet. This enables management to continue to improve its focus on achieving market traction of the 30 new products which were introduced in 2010, 25% of revenue from new products in 2012, and it continued to invest in R&D in the targeted 20 new products to be delivered in 2011.

In closing I’d like to remind you of our long-term financial targets. As you recall the targets are aligned to a specific revenue level. In this case benchmarked at $50 million of revenue per quarter. Long-term targets as a percentage of revenue are gross margin at 55% to 60%, R&D 25% to 28% of revenue, SG&A at 14% to 17%, operating income at 12% to 18%, and EBITDA 15% to 21%. Now back to Chris.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Thanks, Rich. Let me just start off with a quick correction. I think Rich said $0.04 loss per share non-GAAP on net, I think what he meant to say was $0.14 loss per share non-GAAP. Just a quick correction there. So, let me start off by giving you some perspective on Q1 revenue results. So last quarter I spoke a little bit about our results versus the peer groups and I highlighted some differences in our revenue recognition policy between us and many of our peers. This is actually becoming a more important issue as the industry goes through what is typically called an inventory correction cycle. This correction cycle started a couple quarters ago when we and others in the industry began to experience severe capacity constraints and increased lead times in several portions of our supply chain.

Vitesse chose to navigate through this by adding some inventory in both finished good and working process and I think we kept you apprised of our plans to do that. We have not added any substantial inventory into the channel and we have not taken any revenue on inventory that remains in the channel. As a sell through Company we recognize revenue only when we, or our channel partners ship product to our end customer. We do not recognize any revenue as product shifts into the channel and therefore we’re not able to buffer our revenue stream by shipping product to be held as inventory in the channel. We experience and report changes in primary demand, as changes in revenue in the quarter in which they occur.

In Q1 we experienced a substantial and sudden slowdown in demand primarily from Asia. Although it happened well into the quarter, we were able to anticipate some of this slowdown, adjust our revenue guidance accordingly, and today we reported revenue within albeit at the low end of our guidance. In contrast, many in the industry who record revenue that sell in, mail out some finished goods inventory to flow into the channel as inventory and record revenue on this transaction. This creates or amplifies an inventory correction in the future as this material must be burned off in future periods at the expense of revenue.

Some in the industry have added 30 days or more of their channel inventory over the last two to three quarters, by comparison, our total channel inventory has remained relatively constant increasingly only $100,000 sequentially and down $100,000 from Q1 2010 levels. To provide investors with complete transparency, we report this channel inventory on our balance sheet each quarter as part of our finished goods. As we’ve seen lead times from our suppliers improve to more normal historical levels, and demand from end users is stabilizing, we see this inventory correction coming to an end over the next couple quarters. As a result we believe our channel inventory is good and we started to manage our remaining finished goods inventory down. We expect to reduce total inventory levels from $27 million to around $22 million by the end of the year. With this as perspective let me move on to results for the quarter.

We started Q1 with backlog a bit low compared to historical averages and needed 30% to 40% turns to meet guidance. In our last call I reported we’d seen recent weakness in the market particularly in China. Those weaknesses persisted and in many instances accelerated in the second half of the quarter. As a result we executed at the low end of our revenue guidance. In terms of revenue we report our business in three segments, Carrier, Enterprise and non-core. In addition we break out intellectual property licensing revenue and product revenues. I will start with Carrier networking.

Q1 2011, Carrier was approximately $18.2 million, 48% of our total product revenues of $37.6 million. Carrier was down about 13% sequentially after a very strong Q4 and down 5% from a year ago quarter. We continue to see a substantial amount of volatility in our customer base. Last quarter I reported our three largest customers in Europe and US had grown nearly $3 million sequentially to return to more normal historical revenue levels. These customers continued at these levels in Q1 which is up about 30% from Q1 2002 levels. In contrast, our three largest Chinese customers were down about $3 million sequentially and about 30% from Q1 2010. We know this change is not market share as we’ve seen it across all of our customers in China and across a broad variety of systems and product lines.

In Q1 2011 Enterprise was $17.4 million which is down about 10% sequentially and about 4% on a year-to-year basis. As a percentage of revenue Enterprise was 46% of total product revenue which is down about 1% from last quarter and about flat from Q1 2010. Non-core revenue was $2.1 million which is down 15% from Q4 and down about 52% from the year ago quarter. Non-core is about 6% of total product revenue inline with expectations and general guidance. We continue to expect non-core business to be lumpy but generally trend down as a percentage of our total business over the next year.

There was minimal IP licensing revenue in the quarter about $150,000. That revenue was royalty-based and it’s one of our first licensees started to ship product in the quarter. We continue to explore multiple new opportunities for licensing of our intellectual property. In the quarter our top 10 customers were 50% of total product revenues. We had two customers who were slightly over 10%. Of our top 10 customers six are primarily Carrier, four are primarily Enterprise focused.

Geographically, Q1 sales were 51% from North America, 36% from Asia, and 13% from Europe. Asia was down substantially in both total dollars and as a percentage of revenue. Our largest three customers in China were each down between 30% and 50% sequentially. Moving onto products, a few weeks ago we announced Tiger, the latest family of switch engines targeted Carrier class networking applications. I’d like to give you some background on the target markets for Tiger and its relevance to our product portfolio.

The infrastructure for both wireless and wire line networks is converging to a unified ethernet, packet based system. Increasing bandwidth requirements and complex traffic mixes, compound the demands of these networks. As result, scalable and cost effective layer two switching and layer three routing solutions are essential to enabling applications such as streaming multimedia over a broad variety of equipment in both wireless and wire line networks. Those of you who have watched a YouTube video on your iPhone three or four or on your Android are the ones who are driving these new networks requirements.

Tiger is targeted directly at scalable layer two and layer three service creation and management and application such as wireless back haul aggregation, voice-over IP, IPTV, IP routing, cloud computing, and optical line termination, provides a very advanced set of Carrier class features such as synchronous Ethernet, IEEE 1588 packet timing, MPLS switching, hierarchical traffic management and OIM. Tiger is very high integration product providing as many as 48 one-gigabit ports and 8 ten-gigabit ports. And Tiger provides these advanced features at much lower power, price and complexity than competing FPGA or NPU solutions.

Tiger is significant for us because it dramatically expands our Carrier ethernet portfolio. It represents the high end of our switch engine product line and it augments our other Carrier ethernet product families which include Jaguar and Caracal switch engines for metro edge and access applications as well as a broad family of one-gigabit and ten-gigabit size. We’ve just begun to engage customers with Tiger and we are seeing strong reaction to the advanced feature set relative to what’s available from the competition. Complex products like Tiger have long design cycles and Carrier applications, so we don’t expect to see Tiger contributing to revenue until late 2012.

Let me circle back quickly to some of the new products we introduced in 2010 which are a little bit closer on the horizon in terms of revenue. We continue to focus on building market traction for these new products and we started to measure the results in terms of new opportunities and design wins at our major customers. Last quarter I set two goals for this new product cycle. Number one, more than double the percentage of design opportunities that we can create based on new products and the resulting projected design wins in revenue. Our results thus far are very encouraging. Total number of new opportunities that we created in the quarter were up over 80% compared with the average quarter in 2010 which is well over our plan.

More than 50% of these opportunities are from our 2010 vintage products which is more than double our historic rate. We expect many of these opportunities to turn into design wins over the next few quarters and into revenue in 2012. We did see early indications of improving design wins, which were up across the board but specifically for the new products introduced in 2010. And we are seeing particularly strong response from our largest customers for these new products we had more than 10 wins at 6 tier one customers during the quarter.

Our second goal, capitalize on these new opportunities and transform the mix of revenue from mature to new products. Our goal to grow revenue from new products from less than 10% from new products today to 25% by the end of 2012 is an aggressive one. The trends we are seeing in our design opportunity pipeline today support this forecast. I’d characterize these trends as dramatic and I feel these are early indicators bode very well for a successful product cycle that should start towards the end of this year.

In summary, while we’ve got a lot of work to do we are very pleased thus far with the progress from our 2010 vintage products. Let me turn now to our outlook for Q2. These of course, are estimates, based on current knowledge which is subject to change as such they are covered under our Safe Harbor statement. We entered the quarter with just over 60% of Q2 guidance in backlog. This is just a bit below normal. In Q1 we did see changes in customer ordering patterns and this trend has continued into Q2. Given improved conditions in the supply-chain, elimination of supply constraints, shrinking manufacturing cycle times, customers are starting to place order with shorter lead times and we do expect to see a higher level of turns business than we have historically.

As we reported last quarter, as we now have seen reported more broadly in the industry, the communication sector is still facing some weakness in demand. Clearly for us this has been primarily in Asia while we are hopeful that we will see this turn we’ve not yet seen changes in ordering patterns that would support a complete rebound in the quarter. The March quarter of course is typically slow based on the Chinese New Year. Because of this and based on bookings trends and estimated turns business as well as our current backlog, we estimate that revenues for the second quarter of 2011 will be in the range of $36 million to $38.5 million. We anticipate product gross margins will be in the range of 62% to 65% of revenues which is up about 3% from the guidance we provided for Q1.

Operating expenses are expected to be between $24.7 million to $25.7 million which is highly dependent, as it was this quarter, on our mask expenses for the quarter. I’d like to close by reiterating our goals. We remain committed to improving the financial performance of the Company. We made progress to strengthen the balance sheet and eliminate short-term debt in the quarter, we continued our success in improving margins and have exceeded now the high end of our long-term model. We continue to invest in R&D where necessary but we are still on track to reduce our break even during the year. And we’ve begun efforts to reduce our inventory levels which will generate cash during the year.

We focused our resources on deploying our new product portfolio and early indicators look very good. We remain committed to changing the profile of our new revenue with these new products in new markets and as result, creating a growth cycle for the Company. We anticipate that we will also complete the process of being relisted on NASDAQ within the quarter. I’d like to thank all of our employees for their continued hard effort and all of our shareholders for their continued support. With that, I’m pleased to turn it back to Gina for questions.

QUESTIONS AND ANSWERS

Chris Gardner - Vitesse Semiconductor - Pres., CEO

(Operator Instructions) Krishna Shankar of ThinkEquity.

Krishna Shankar - Thinkequity - Analyst

Can you give us some sense for how the business is shaping up in Enterprise versus Carrier and some of the momentum in terms of design wins for both those product lines?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Sure. This is Chris. We actually have pretty good product portfolio going into both and if I look at the markets today just where they are, our weakness was primarily in the Carrier business because of the pretty strong focus we have there with the big guys, Huawei’s and ZTE’s of the world. Them being down so significantly was really what changed the profile of our revenue from strongly Carrier to more balanced in the quarter. Overall we’ve also seen some sluggishness I guess I’d call it in the Enterprise types of Enterprise customers. We see going forward, I think the big thing for us really is to have China come back. From a product portfolio perspective we have new products in both segments. We will probably expect to see Enterprise turn on a little quicker into those new products. We are chasing a lot of good SME, SMB opportunities today. We’ve closed a lot and we are just really now getting folks production silicon and be looking at ramps and those products probably starting towards Q4 this year.

Operator

Dave King of B. Riley.

Dave King - B. Riley & Company - Analyst

Thank you, good afternoon. I guess a couple of numbers first, can I get the CapEx and depreciation and amortization numbers?

Rich Yonker - Vitesse Semiconductor - CFO

For Q1 it was $1 million.

Dave King - B. Riley & Company - Analyst

That was CapEx?

Rich Yonker - Vitesse Semiconductor - CFO

I’m sorry, that was the depreciation.

Dave King - B. Riley & Company - Analyst

Okay, and then what was CapEx?

Rich Yonker - Vitesse Semiconductor - CFO

I’d say $500,000.

Dave King - B. Riley & Company - Analyst

Okay. And are they going to change materially going forward or what is your budget for CapEx this year, this fiscal year?

Rich Yonker - Vitesse Semiconductor - CFO

It is $2 million.

Dave King - B. Riley & Company - Analyst

And then can you just talk about — what is your breakeven point right now? It sounds like it is kind of a moving target, is it?

Rich Yonker - Vitesse Semiconductor - CFO

Not really, you look at the quarters, 37.5 in product revenue and you take out the non-GAAP adjustments we’re basically at breakeven for the quarter. And we said I think at last call we said it was around 38 or 39 so we are on track.

Dave King - B. Riley & Company - Analyst

Pretty close. Then you are still expecting to achieve your long-term operating target by first half? Is that calendar or fiscal 2012 when you say first-half 2012?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

We talked about getting to our long-term number, our long-term model by the end of the first half and that would be fiscal. We talk fiscal generally. 2012. We set that goal six months ago or so and clearly with this inventory correction, in the market it’s getting a little more challenging. But I think we expect China to come back if it is not in the March quarter we certainly expect them to come back and to continue to grow long-term. We should be able to get back on track with the revenue and therefore with the model certainly by the end of the year.

Dave King - B. Riley & Company - Analyst

Got it. Can you just talk about opportunities in China?

Rich Yonker - Vitesse Semiconductor - CFO

I was off on the CapEx for Q1 it was really $1 million and our budget is like $4 million for the year.

Dave King - B. Riley & Company - Analyst

Okay, thanks for the clarification. Okay, then can you just talk about the opportunities in China. I’m hearing they are really gearing up for fiber to the premise rollout, fairly big time, how are you positioned in the after FTTX market? And are there other opportunities in China?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

If you look at other opportunities first, our three biggest customers in China are Huawei, ZTE and FiberHome and we probably certainly in Huawei and ZTE we probably sell 30 different products in more than 10 maybe more than 20 different platforms so it is broadly based. Generally, we are a wire line contributor into most of those systems originally into sort of Legacy SONET but in the last few years into more of their packet-based networking systems. We are just starting to penetrate into the wireless aspect of the business with some of our new products that are ethernet targeted and as those wireless systems move towards ethernet connections we have available market that was not available to us prior. If you look at specifically fiber to the home, our biggest plan of fiber to the home is in the optical module segment. So we sell PMD, this is laser drivers, transimpedance amplifiers into the EPON, into the GPON, and now looking into the 10 GPON marketplace. That really is how we contribute into fiber to the home type business.

Dave King - B. Riley & Company - Analyst

No, I think you are kind of not really focused on the fiber market right now, optical fiber market right now, but since that market is pretty hard, are you having a second thought about maybe investing a little bit more on the optical communication side at this point?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

If you look at our product line we sell what we would call PMD chips, physical media devices, laser drivers, amplifiers into that segment and we sell primarily into the PON market and to the 10 gig market. This is both optical module vendors as well as some of the tier one OEMs who actually do a lot of their own optical development. We have products at 10 gig rate and if you look at where the world is going to 40 gig and 100 gig, we’ve also put some things like CD-R chips into 40 gig and 100 gig applications. Generally at 10 gig rates those would go onto line cards within the 40 G and 100 G optical modules they often go into the optical module rather than onto the line card. We service those optical ports both selling into the module vendors as well as selling into the equipment line card vendors.

Dave King - B. Riley & Company - Analyst

Got it. Any update on your Crosspoint? I know that some of your optical customers were kind of evaluating perhaps switching applications. Any update there?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

There’s probably nothing I could talk about specifically and you are talking about some of our 10 gig product particularly the larger stuff is being evaluated by a bunch of folks for various switching type functions within optical networking applications, electrical, switching functions. That product, that large 10 gig Crosspoint is actually a product that’s ramping pretty well for us right now.

Dave King - B. Riley & Company - Analyst

Okay. Just a couple more if I could, first on the annual pricing negotiation, optical component guys go through this annual pricing negotiation ritual, do you guys go through the same annual pricing negotiations in January? Or is it a little more random?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Ours is a little more random. We do have a few customers that target January, but they tend to be spread out over the year. We don’t expect to see any major resets in pricing in any one particular time of the year.

Dave King - B. Riley & Company - Analyst

Got it. And then just lastly on the OpEx it was a little bit higher than expected, any color in terms of what we should be expecting in the near term not necessarily the long-term, you already went over the long-term target, but over the next couple of quarters how should we expect OpEx to behave?

Rich Yonker - Vitesse Semiconductor - CFO

Chris gave guidance for next quarter at $24.7 million to $25.7 million and I tried to highlight the overview that there is a step function because of reallocation of some fixed cost. So again, the $24.7 million and the $25.7 million range, at least for next quarter and I would say that with that reallocation of cost it is slightly higher but again a zero sum from the bottom line because we moved it out of — had a reallocation out of cost of goods through SG&A. When we move that test floor offshore, the manufacturing capacity obviously wasn’t in cost COGS it was in operating expense.

Dave King - B. Riley & Company - Analyst

What about the mass sets, I guess those are pretty pricey items, right? How are they going to behave in the next few quarters?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I think we’ve got actually a pretty big number in there for the Q2 quarter and it would probably come down a little bit from there. I think between my comments and Rich’s, one of the things I said is we do plan to get our breakeven number down by the end of 2010 to be lower than — by the end of 2011 to be lower than it was in ‘10. We’re going to continue to work on those costs and try to get them a little below the level they are at currently.

Dave King - B. Riley & Company - Analyst

Got it. Thank you.

Operator

Sandy Harrison from Signal Hill.

Sandy Harrison - Signal Hill - Analyst

Thanks, Chris, just to go over some of the process geometries that you are introducing these parts at. If you can kind of highlight some of those and what your view is on going forward for some of the existing products, do you plan on moving or transitioning into lower geometries from here or are you going to continue to keep them where they are? Just what’s your thought on that?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

One advantage we think we offer is power and if you look at — we actually have a chart in our investor presentation that shows our power per port and you can pick either gigabit connections or 10 gigabit connections it is true for both. We are generally lower power by 20% to 30% compared to the competitors in a particular process node and what that’s allowed us to do is to be a little later to market than some of our peers and still offer a combination of low power and probably improved reliability and a few other advantages that one generation or older technology will give you. We obviously trade that off against competitors who are able to spend more money and be more aggressive about getting into the super deep sub micron stuff. So today everything we are putting out is 65-nanometer we are looking at the next node and we won’t probably deploy any products there for a little while. Right now again it is a matter of can we do what we need to do in a more stable environment than moving to for us it would probably be moving on to 28-nanometer. Which I think is still a little ways out for the industry. Right now we think we can deploy a very effective, both cost effective and feature performance competitive products at 65.

Sandy Harrison - Signal Hill - Analyst

Got you. And then as you look and you talk quite a bit about your 30 new products in 2010 and 20 in 2011, what are sort of the mix that you expect to see for the 2011 come out but just what can we expect to see from that? And then if you look at 2010 it is probably fair to assume your Enterprise, I think you said your Enterprise will ramp a little faster than Carriers, but what are some of those products in the Enterprise that we could look for to see come through?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

So if you look at the first product we put out in 2011 is a big one, right, it’s Tiger and it’s actually targeted — you could sell it into both Carrier and Enterprise applications. It is a big layer two, layer three switch routing silicon. So it can target both. If you look forward some of the areas that we are focused on obviously we really put most of our products out in the switching and connectivity product line. Which are again packet networking for both Enterprise and Carrier. We’ve been pretty good historically about deploying products simultaneously into both segments and I think you will continue to see that. Although as we start to gain more and more traction in the Carrier segment, that’s an area where we can I think very effectively differentiate ourselves from the more traditional enterprise ethernet silicon guys. You will continue to see new products on that side. We’re also going to be pretty aggressive on the PHY side in terms of adding again sort of unique Carrier class features that will be first to market and allow us to start taking share as some of the router guys particularly move into things like cell site routers and cell site aggregation routers, et cetera.

Sandy Harrison - Signal Hill - Analyst

Okay. And then if you look at sort of your Crosspoint offering and what you are seeing I think you talked about seeing some opportunities in the OTN market, is that mainly a North American opportunity you are seeing in OTN or is that something some of your Asian customers are going to start to participate in or looking at as well?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

It is across the board. These applications are not necessarily the big switch core in a Carrier class switching product. They could be for backplane aggregation, it could be for all sorts of functions, so they are broadly used in a variety of different platforms. OTN is a good one because a lot of times you will have a lot of line cards and big backplane all moving at 10-gig, so that’s some of the places we’ve seen. I think I talked about some of our customers for the Crosspoints last call and there were definitely some of the big Asian guys in that list.

Sandy Harrison - Signal Hill - Analyst

Got you. And then the surrounding components, some of the more analog or some of the signal conditioning products, you’ve talked about focusing on that given the sheer numbers of the opportunity. How is that going? And how are those products being received in the market?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Again if you look at what we would do sort of next to the big silicon, you might have transceivers depending if people are doing SONET rates or 10-gigabit ethernet rates so we are I think doing well on the transceivers side. Again some of our 10-gig transceivers now will be adding some of these next-generation packet timing capabilities that’s very interesting so we are capturing design wins on those next-generation products already. And then of course into the optical module that’s where we sell some of our 10-gig laser drivers and other things. Those aren’t necessarily markets on the PMD side that are a huge focus for us but as they ramp we’ve got some designs that will ramp with them.

Sandy Harrison - Signal Hill - Analyst

Got you. All right, I will drop back in queue, thanks.

Operator

(Operator Instructions) Quinn Bolton from Needham & Company.

Quinn Bolton - Needham & Company - Analyst

Chris, just wanted to come back to the China business you kind of went through your model where you recognized revenue on a sellout basis and so do you think the slowdown in China is that just that the carriers took a pause or was it the FiberHomes, the Huawei just built up too much product and they’re just sort of digesting inventory before they start to pull product from you again?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

It is a great question and I don’t know if I can give you a great answer to it, Quinn. I was with one of those a very big OEM suppliers, VP level of supply chain and I couldn’t really get a lot of visibility. I think they are facing a couple struggles. One is they clearly have burned through some of the government investment back in 2009 and ‘10 that occurred, so I think that’s slowing things down for them. The other thing we talk quite a bit about was some of the challenges they are seeing with India BSNL and some others in terms of shipping products into India. We’ve seen some pretty strong upsides come and be pulled as there’s a fair amount of turmoil there. I think this is just some things they are working through. They have told me that they do expect to grow 10% to 20%, they use 15% in 2011 compared to 2010. They expect to get back on track and it is just been my experience they are not as transparent with their issues as some of our other customers are.

Quinn Bolton - Needham & Company - Analyst

Great and just a follow-up question, just on the Carrier business I think you said most of the Carrier business is predominately on a wire line side today but if you look out based on the design wins, how does that mix shift say two years forward between wireless and wire line?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I think if you look at the opportunities that we talk about in our funnel, opportunities take six months to turn into wins and that takes 12 months to turn into revenue and maybe 18 in the Carrier world. If you look at our opportunities I would guesstimate maybe I will do this for the next call, but I would guesstimate that 30% to 50% of them are related to wireless. We are not necessarily sitting on the top of a radio tower but we might be sitting at the bottom of a radio tower as a cell site router or we might be sitting in one-upped in terms of an aggregation router for back haul. So certainly as those networks, the connectivity in those networks moves from T1E1 which it was a three years ago to ethernet which is probably today 30% to 50% of them are ethernet-based, as that transition happens the market for us opens up. We were not a player in T1E1, and we are not a player in wireless back haul three years ago and today we’ve got a tremendous amount of opportunity there.

Quinn Bolton - Needham & Company - Analyst

Then just lastly it sounds like the supply-chain is getting back to normal but would you characterize lead times for you now back at normal levels given your slightly higher dependence on turns?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, I would say manufacturing lead times for us overall with few exceptions are pretty much back to normal levels. I’ve heard others say that they are concerned about second half of the year and capacity tightening up. I guess if they are concerned I’m concerned as well and we are going to continue to watch it. Right now we feel we have the lead times we need and the capacity we need to start trimming out some of the inventory that we put in place. What we saw three to four quarters ago is probably the worst constraints and lead time push outs that I’ve experienced in 20 years. So I don’t think we anticipate anything like that as the fabs, particularly have had the opportunity over the last 12 to 18 months to put capacity back online.

Quinn Bolton - Needham & Company - Analyst

I think some of the big foundries have some pretty hefty CapEx budgets for this year. So, hopefully it doesn’t get that tight again. Thanks very much.

Operator

At this time there are no further audio questions. I will now turn the call back over to Mr. Gardner.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I’d like to thank everyone again for participating in our call today. And I look forward to speaking to many of you during the next quarter and look forward to talking to you in our next call. Thank you very much.

Operator

This does conclude today’s conference call, you may now disconnect

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